UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
        RIGGIO,    CHRIS    A

       1100 ALDER WAY
       LONGMONT,     CO  80503
       USA
2. Date of Event Requiring Statement (Month/Day/Year)
     FEBRUARY 24, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
     VP RESEARCH & DEVELOPMENT
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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    $.0001 Par Value Common Stock          |415,813               |D               |                                               |
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    $.0001 Par Value Common Stock          |85,000                |I               |By spouse                                      |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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    Right to Buy        |12/16/98 |12/16/01 |$.0001 Par Value Common|25,000   |$2.87     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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    Right to Buy        |12/14/99 |12/05/09 |$.0001 Par Value Common|11,032   |$5.62     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
   /s/   CHRIS RIGGIO
DATE
   MARCH 6, 2000